Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 4350 Congress Street Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Ramesh Shettigar	Eileen L. Beck
	(717) 225-2746	(717) 225-2793
	ramesh.shettigar@glatfelter.com	eileen.beck@glatfelter.com

GLATFELTER REPORTS FIRST QUARTER 2021 RESULTS

CHARLOTTE, North Carolina – May 4, 2021: Glatfelter Corporation (NYSE: GLT), a leading global supplier of engineered materials, today reported net income for the first three months of 2021 of $8.4 million, or $0.19 per diluted share, compared with $7.4 million, or $0.17 per diluted share, in the same period a year ago. Adjusted earnings from continuing operations for the three months ended March 31, 2021 and 2020, were $8.5 million, or $0.19 per share, compared with $10.8 million, or $0.24 per share, respectively. Adjusted earnings is a non-GAAP financial measure for which a reconciliation to the nearest GAAP-based measure is provided within this release. Consolidated net sales for the three months ended March 31, 2021 totaled $225.7 million, compared with $231.6 million for the same period in 2020. On a constant currency basis, Composite Fibers’ and Airlaid Materials’ net sales decreased by 1.4% and 18.8%, respectively.

“Glatfelter continued to deliver strong earnings in the first quarter of 2021 by effectively managing costs and driving operating efficiencies, despite a challenging market,” said Dante C. Parrini, Chairman and Chief Executive Officer. “Composite Fibers performed better than expected as volume growth in food and beverage and favorable wallcover demand improved overall product mix and asset utilization, thereby helping to drive a 6% increase in year-over-year operating profit. In Airlaid Materials, volumes were under pressure, especially in the tabletop category that was down 55% compared to last year due to the pandemic as restaurant dining remains slow to recover. We also experienced lower than anticipated demand in wipes, homecare and feminine hygiene products as customers recalibrated order levels to account for COVID-driven year-end inventory reserves. Despite the overall market volatility, both segments achieved healthy EBITDA margins in the mid-teens.”

Mr. Parrini added, “Our recently announced price increases in the Composite Fibers segment are contributing to offset the steep raw material, energy and logistics cost inflation we are experiencing. While we continue to navigate the dynamic demand conditions resulting from the pandemic, we remain very optimistic about the long-term growth prospects that our essential consumer staples portfolio has to offer as we focus on strong commercial execution to optimize performance in the near term.”

“As recently announced, the regulatory review process has concluded for our pending acquisition of Georgia-Pacific's U.S. nonwovens business. We expect this transaction will close by mid-May, building on our growth strategy and advancing our plans to expand our U.S. footprint. We are excited to begin the integration process that we expect will enable capacity optimization, improve operational enhancements and accelerate innovation efforts to better service our customers' growing needs, especially in the wipes category. Glatfelter is well-positioned to capture and service the growing demand in the broader health and hygiene categories as we continue to make meaningful and accretive investments to add further scale to our platforms,” concluded Mr. Parrini.

Glatfelter Reports First Quarter 2021 Results	page 2

First Quarter Results

The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended March 31
	2021		2020
In thousands, except per share	Amount	EPS	Amount	EPS

Net income	$8,394	$0.19	$7,406	$0.17
Adjustments (pre-tax):
Strategic initiatives	603		—
Corporate headquarters relocation	155		—
Restructuring charge - Metallized operations	—		5,987
Cost optimization actions	—		1,748
Pension settlement expenses, net	—		73
Timberland sales and related costs	(850)		—
Total adjustments (pre-tax)	(92)		7,808
Income taxes (1)	81		(1,835)
CARES Act of 2020 tax provision (benefit) (2)	93		(2,569)
Total after-tax adjustments	82	—	3,404	0.07
Adjusted earnings from continuing operations	$8,476	$0.19	$10,810	$0.24

(1)	Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated.
(2)

Tax impact recorded in connection with passage of the Coronavirus Aid, Relief, and Economic Security Act (“CARES”) related to provisions that modified the “net operating loss” provisions of previous law to allow certain losses to be carried back five years.

A description of each of the adjustments presented above is included later in this release.

Composite Fibers

	Three months ended March 31
Dollars in thousands	2021	2020	Change

Tons shipped (metric)	34,140	35,983	(1,843)	(5.1)%
Net sales	$141,249	$132,711	$8,538	6.4%
Operating income	16,065	15,102	963	6.4%
Operating margin	11.4%	11.4%

Composite Fibers’ net sales increased $8.5 million or 6.4% in the first quarter of 2021, compared to the year-ago quarter, mainly driven by favorable currency translation of $10.3 million. Overall shipments, excluding metallized, which was restructured in the second quarter of 2020, were in-line with the first quarter of 2020.

Composite Fibers’ operating income of $16.1 million was $1.0 million higher, or approximately 6% favorable, compared to the first quarter of 2020 as a result of improved sales mix, which favorably impacted results by $1.1 million. Raw material and energy prices were $1.3 million higher than the same period last year, but mostly mitigated by improved operations of $1.2 million.

Airlaid Materials

	Three months ended March 31
Dollars in thousands	2021	2020	Change

Tons shipped (metric)	28,864	35,039	(6,175)	(17.6)%
Net sales	$84,425	$98,849	$(14,424)	(14.6)%
Operating income	7,197	12,022	(4,825)	(40.1)%
Operating margin	8.5%	12.2%

Airlaid Materials’ net sales decreased $14.4 million in the year-over-year comparison. Shipments were 18% lower driven by continued softness in tabletop demand from delays in restaurants reopening, as well as lower shipments in the hygiene and wipes categories as customers adjusted their buying patterns following elevated year-end inventory levels maintained due to the pandemic. Currency translation was $4.2 million favorable.

Glatfelter Reports First Quarter 2021 Results	page 3

Airlaid Materials’ first quarter 2021 operating income of $7.2 million was $4.8 million lower when compared to the first quarter of 2020. Lower shipping volumes unfavorably impacted earnings by $3.2 million and operations were $1.3 million unfavorable driven by lower production to manage customer demand and inventory levels. Selling price increases due to raw material pass-through provisions were more than offset by higher raw material and energy prices, reducing earnings by net $0.3 million.

Other Financial Information

The amount of “Other and Unallocated” operating expense in the table of Segment Financial Information totaled $5.9 million in the first quarter of 2021 compared with $14.8 million in the same period a year ago. Excluding the items identified to present “adjusted earnings,” unallocated expenses for the first quarter of 2021 decreased $1.0 million compared to the first quarter of 2020.

In the first quarter of 2021, income from continuing operations totaled $15.6 million and income tax expense totaled $7.2 million. On adjusted pre-tax income of $15.5 million, income tax expense was $7.0 million in the first quarter of 2021. The comparable amounts in the same quarter of 2020 were $17.8 million and $7.0 million, respectively. The effective tax rate on adjusted earnings was 45% in the first quarter of 2021.

Balance Sheet and Other Information

Cash and cash equivalents totaled $87.4 million as of March 31, 2021, and net debt was $219.4 million compared with $213.9 million at the end of 2020. Net leverage increased nominally to 1.9 times on March 31, 2021 versus 1.8 times at December 31, 2020. (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures during the first quarter of 2021 and 2020 totaled $5.4 million and $7.0 million, respectively. Adjusted free cash flow for the first three months of 2021 was a use of $8.9 million compared with a use of $10.6 million in the same period of 2020. (Refer to the calculation of measure provided in the tables at the end of this release.)

Conference Call

As previously announced, the Company will hold a conference call today at 11:00 a.m. (Eastern) to discuss its first quarter results. The Company will make available on its Investor Relations website this quarter’s earnings release and an accompanying financial presentation that includes significant financial information to be discussed on the conference call including the Company’s outlook pertaining to financial performance. Information related to the conference call is as follows:

What:	Glatfelter’s 1st Quarter 2021 Earnings Release Conference Call

When:	Tuesday, May 4, 2021, 11:00 a.m. (ET)

Number:	US dial 888.335.5539

International dial 973.582.2857

Conference ID:	3297372

Webcast:	https://www.glatfelter.com/investors/webcasts-and-presentations/

Rebroadcast Dates:	May 4, 2021, 2:00 p.m. through May 18, 12:00 p.m.

Rebroadcast Number:	Within US dial 855.859.2056

International dial 404.537.3406

Conference ID:	3297372

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register and ensure any necessary audio software is installed.

Glatfelter Reports First Quarter 2021 Results	page 4

Glatfelter Corporation and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended March 31
In thousands, except per share	2021	2020

Net sales	$225,674	$231,560
Costs of products sold	186,378	194,685
Gross profit	39,296	36,875
Selling, general and administrative expenses	22,827	24,594
Gains on dispositions of plant, equipment and timberlands, net	(850)	—
Operating income	17,319	12,281
Non-operating income (expense)
Interest expense	(1,531)	(1,778)
Interest income	20	264
Other, net	(224)	(753)
Total non-operating expense	(1,735)	(2,267)
Income from continuing operations before income taxes	15,584	10,014
Income tax provision	7,190	2,608
Net income	$8,394	$7,406

Basic earnings per share
Income from continuing operations	$0.19	$0.17
Income from discontinued operations	—	—
Basic earnings per share	$0.19	$0.17

Diluted earnings per share
Income from continuing operations	$0.19	$0.17
Income from discontinued operations	—	—
Diluted earnings per share	$0.19	$0.17

Cash dividend declared per common share	$0.135	$0.13

Weighted average shares outstanding
Basic	44,450	44,275
Diluted	44,869	44,530

Glatfelter Reports First Quarter 2021 Results	page 5

Segment Financial Information

(unaudited)

Three months ended March 31
Dollars in thousands	Composite Fibers		Airlaid Materials		Other and Unallocated		Total
	2021	2020	2021	2020	2021	2020	2021	2020
Net sales	$141,249	$132,711	$84,425	$98,849	$—	$—	$225,674	$231,560
Costs of products sold	114,267	106,985	72,585	82,246	(474)	5,454	186,378	194,685
Gross profit (loss)	26,982	25,726	11,840	16,603	474	(5,454)	39,296	36,875
SG&A	10,917	10,624	4,643	4,581	7,267	9,389	22,827	24,594
Gains on dispositions of plant, equipment
and timberlands, net	—	—	—	—	(850)	-	(850)	-
Total operating income (loss)	16,065	15,102	7,197	12,022	(5,943)	(14,843)	17,319	12,281
Non operating expense	—	—	—	—	(1,735)	(2,267)	(1,735)	(2,267)
Income (loss) before income taxes	$16,065	$15,102	$7,197	$12,022	$(7,678)	$(17,110)	$15,584	$10,014

Supplementary Data
Metric tons sold	34,140	35,983	28,864	35,039	—	—	63,004	71,022
Depreciation, depletion and amortization ($ in thousands)	$6,981	$6,466	$5,848	$5,451	$904	$3,485	$13,733	$15,402
Capital expenditures	2,773	3,956	1,739	2,103	867	955	5,379	7,014

(1)	The amount presented in 2020 in the Other and unallocated column includes accelerated depreciation incurred in connection with the restructuring of Composite Fibers’ Metallized operations.

Selected Financial Information

(unaudited)

	Three months ended March 31
In thousands	2021	2020

Cash Flow Data
Cash from continuing operations provided (used) by:
Operating activities	$(6,046)	$(5,603)
Investing activities	(4,603)	(7,014)
Financing activities	179	(6,847)

Depreciation, depletion and amortization	13,733	15,402
Capital expenditures	5,379	7,014

	March 31	December 31
	2021	2020
Balance Sheet Data
Cash and cash equivalents	$87,366	$99,581
Total assets	1,267,879	1,286,881
Total debt	306,746	313,521
Shareholders’ equity	571,061	577,932

Glatfelter Reports First Quarter 2021 Results	page 6

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of composite fibers and airlaid materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods and established business plans. For purposes of determining adjusted earnings, the following items are excluded:

•

Strategic initiatives. These adjustments primarily reflect professional and legal fees incurred directly related to evaluating and executing certain strategic initiatives including costs associated with acquisitions and related integrations.

•

Corporate headquarters relocation. These adjustments reflect costs incurred in connection with the strategic relocation of the Company’s corporate headquarters to Charlotte, NC. The costs are primarily related to employee relocation costs and exit costs at the former corporate headquarters.

•

Restructuring charge – Metallized operations. This adjustment represents the charges incurred in connection with the decision to restructure a portion of the Composite Fibers segment, primarily consisting of the consolidation of our metallizing operation from Gernsbach, Germany to Caerphilly, UK. The charge in the first quarter of 2020 included a non-cash charge of $2.5 million associated with accelerated depreciation and cash severance costs totaling $3.5 million.

•

Cost optimization actions. These adjustments reflect charges incurred in connection with initiatives to optimize the cost structure of the Company, including costs related to the organizational change to a functional operating model. The costs are primarily related to executive separations, other headcount reductions, professional fees, asset write-offs and certain contract termination costs. These adjustments, which have occurred at various times in the past, are irregular in timing and relate to specific identified programs to reduce or optimize the cost structure of a particular operating segment or the corporate function.

•

COVID-19 incremental costs. This adjustment represents incremental cash costs incurred directly related to the COVID-19 pandemic such as mill employee incentive payments, enhanced hygiene protocols, safety and supplies, and professional fees primarily associated with the CARES Act benefit.

•

Asset Impairment Charge. This adjustment represents a non-cash charge recorded to reduce the carrying amount of a tradename intangible asset of the Dresden wallcover business due to the impact of the COVID-19 pandemic on the underlying forecasted revenue stream.

•

Pension settlement expenses, net. This adjustment reflects professional fees recorded in connection with the Company’s termination of its qualified pension plan and the related actions to settle all obligations to the plan’s participants. Since the pension plan was fully funded, the settlement of pension obligations did not require the use of the Company’s cash, but instead was accomplished with plan assets.

•

Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows. These adjustments are irregular in timing and amount and may benefit our operating results.

•

Coronavirus Aid, Relief, and Economic Security (CARES) Act 2020. This adjustment reflects taxes recorded as a result of the March 27, 2020 change in U.S. tax law which, among others, allows net operating losses to be carried back five years.

Glatfelter Reports First Quarter 2021 Results	page 7

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow	Three months ended March 31
In thousands	2021	2020

Cash from operations	$(6,046)	$(5,603)
Capital expenditures	(5,379)	(7,014)
Free cash flow	(11,425)	(12,617)
Adjustments:
Restructuring charge - Metallized operations	1,135	—
Cost optimization actions	1,156	1,883
Corporate headquarters relocation	268	—
Strategic initiatives	732	—
Fox River environmental matter	321	105
Tax refunds on adjustments to adjusted earnings	(1,115)	—
Adjusted free cash flow	$(8,928)	$(10,629)

Net Debt	March 31	December 31
In thousands	2021	2020

Current portion of long-term debt	$23,942	$25,057
Short-term debt	11,725	—
Long term debt	271,079	288,464
Total	306,746	313,521
Less: Cash	(87,366)	(99,581)
Net Debt	$219,380	$213,940

EBITDA	Trailing twelve months ended March 31	Year ended December 31
In thousands	2021	2020

Net income	$22,286	$21,298
Exclude: Income from discontinued operations, net of tax	(515)	(515)
Add back: Taxes on Continuing operations	16,158	11,576
Depreciation and amortization	54,931	56,600
Interest expense, net	6,620	6,623
EBITDA	99,480	95,582
Adjustments:
Restructuring charge - Metallized operations	3,758	7,211
Cost optimization actions	4,231	5,979
Corporate headquarter relocation	1,026	871
Pension settlement expenses, net	6,081	6,154
COVID-19 incremental costs	2,715	2,715
Asset impairment charge	900	900
Strategic initiatives	2,170	1,567
Timberland sales and related costs	(2,232)	(1,382)
Adjusted EBITDA	$118,129	$119,597

Glatfelter Reports First Quarter 2021 Results	page 8

Leverage	March 31		December 31
In thousands	2021		2020

Net Debt	$219,380		$213,940
Divided by Adjusted EBITDA	118,129		119,597
Net leverage	1.9	x	1.8	x

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to, the impacts of the COVID-19 pandemic, changes in industry, business, market, and economic conditions, demand for or pricing of its products, market growth rates and currency exchange rates. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a leading global supplier of engineered materials. The Company’s high-quality, innovative and customizable solutions are found in tea and single-serve coffee filtration, personal hygiene and packaging products as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s annualized net sales approximate $916 million with customers in over 100 countries and approximately 2,415 employees worldwide. Operations include eleven manufacturing facilities located in the United States, Canada, Germany, France, the United Kingdom, and the Philippines. Additional information about Glatfelter may be found at www.glatfelter.com.